November 13, 2003

James M. Paul

100 Lucinda Drive

Babylon, NY 11702

Dear Jim:

I am writing to set forth the terms and conditions of your separation from Chyron Corporation, and to completely and finally resolve any matters arising out of your employment or termination thereof.

Your employment with the Company will be terminated effective November 7, 2003. You will receive your regular salary, unused accrued vacation (maximum of 4 weeks) and unused accrued sick (maximum of 10 days). You hereby agree to return any Company property in your possession, or under your control, including but not limited to, any computers, cellular phones or Company credit cards. You acknowledge that you are bound by the Non-Competition and Confidential Information provisions of your Employment Agreement. You will be eligible to continue medical coverage pursuant to COBRA. Information concerning this coverage will be provided under separate cover.

In return and as consideration for the complete release of any and all claims as set forth below, the Company will provide you with the following separation package:

      nine months of severance, $161,250 (less statutory deductions and withholding) payable in one installment on December 31, 2003.

      loyalty bonus equal to three months salary, $53,750 (less statutory deductions and withholding) payable in one installment on December 31, 2003.

      annual bonus, $13,875 (based on the 25% of 2003 bonus target that is based on your individual performance objectives, rather than the balance that is based on company financial objectives that will not be achieved and less statutory deductions and withholding) payable in one installment on December 31, 2003.

      deferred salary payment, $94,675.44 - payable in one installment on November 19, 2003.

      payment of COBRA continuation coverage premiums for up to nine months, unless you become eligible for other insurance coverage prior to the expiration of nine months.

As consideration and inducement to grant you the separation package described above, you unconditionally release the Company, its subsidiaries, partners, affiliates, directors, officers, managers and employees from any claims, complaints or grievances of any nature whatsoever arising out of or which are in any way related to your employment with Chyron Corporation, your compensation for services performed or the termination of your relationship with the Company including, but not limited to, all claims of discrimination in employment including, but not limited to, those arising under the Age Discrimination in Employment Act, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as Amended, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, as amended, and all other federal, state and local equal employment, fair employment, workers compensation, civil or human rights laws, codes and ordinances, any claims based upon contract, written or oral, express or implied, tort or wrongful discharge, any and all claims for compensation, bonuses, incentive compensation, employee benefits of any type or amounts in excess of those specified in this letter agreement, excluding any claim to enforce your rights under this letter agreement.

You agree that the terms of this agreement and any fact concerning its negotiation, execution or implementation shall remain confidential and shall not be disclosed to third parties (except to (i) your attorney, (ii) accountant, tax or other financial advisor, or (iii) your spouse), and that neither party shall make any statement written or oral directly or indirectly which in any way disparages, embarrasses or criticizes the other or with respect to the Company, its subsidiaries, partners, affiliates, employees, officers or directors. You further agree that you will not encourage, assist, and or participate in the pursuit of any claims brought against the Company by any other individuals or entity except in response to a lawfully issued subpoena.

In the event that any claim against the Company is made by you in violation of the release herein, or in the event there is a breach of the confidentiality or non-disparagement provisions set forth immediately above, the payments provided to you pursuant to this agreement will be returned to the Company. The Company will also be entitled to injunctive relief with respect to these provisions.

By signing and returning this letter agreement, you acknowledge that you:

a) have carefully read and fully understand the terms of this letter agreement and have been given a reasonable period of time to consider it;

b) are entering into this letter agreement voluntarily and knowing that you may be releasing claims that you have or believe you may have against the company;

c) have hereby been advised by this letter that you have the right to consult with counsel of your choosing prior to signing this letter agreement;

d) are giving this release of claims in return for consideration to which you otherwise would not have been entitled.

This letter agreement sets forth the entire agreement between the Company and you regarding your separation from the Company and supersedes and replaces any prior written or oral understandings which may have existed. No representative of the Company has the authority to verbally excuse, amend or modify any portion of this letter agreement. If any provision of this letter agreement or the release contained herein is determined to be invalid or unenforceable, the remainder of the letter agreement or release other than such provision will not be affected and will remain in full force and effect. This agreement will be construed and governed in accordance with the laws of the State of New York.

If you agree with the terms of this letter, please sign and return it within (21) days of your receipt of this agreement. If this Agreement is not executed by you after the expiration of twenty-one (21) days after your receipt, it will be of no force and effect. You have the right to revoke this agreement by delivering a written notice of revocation to us within seven (7) days of your signing this agreement.

We wish you the best of luck in your future endeavors and thank you for your contributions to the Company.

Very truly yours,
Chyron Corporation

/s/ Michael Wellesley-Wesley
By: Michael Wellesley-Wesley
CEO & President

ACCEPTED AND AGREED:

/s/ James M. Paul
James M. Paul
Date: 12 - 22 , 2003